UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Current Report

______

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2003

	Exact name of registrant as specified in its charter		I.R.S.
Commission	and principal office address and telephone	State of	Employer
File Number	number	Incorporation	I.D. Number

1-16163	WGL Holdings, Inc. 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912

0-49807	Washington Gas Light Company 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report:   None

ITEM 5.  OTHER EVENTS

Maryland Regulatory Matters

On March 31, 2003, Washington Gas Light Company (Washington Gas), a wholly owned subsidiary of WGL Holdings, Inc., filed an application with the Public Service Commission of Maryland (PSC of MD) to increase rates in Maryland. The request seeks to increase overall annual revenues by approximately $35.1 million. The application seeks a return on common equity of 12.25 percent and an overall rate of return of 9.39 percent. The proposed rate request includes an Incentive Rate Plan (IRP) that would establish incentives to increase efficiencies and would set customer service quality standards that seek to increase the efficiency, safety, and reliability of service.

If the PSC of MD has not ruled on the request in 210 days from the date of the application, Washington Gas may place the proposed rates into effect, subject to refund.

District of Columbia Regulatory Matters

In June 2001, Washington Gas filed an application with the Public Service Commission of the District of Columbia (PSC of DC) requesting authority to increase rates by approximately $16.3 million. In October 2002, the PSC of DC issued an order directing Washington Gas to reduce its revenues by $7.5 million annually. After reviewing the applications for reconsideration of the October 2002 order submitted by Washington Gas and other parties in the case, the PSC of DC issued its order on reconsideration on March 28, 2003. In this order, the PSC of DC directed Washington Gas to compute a new revenue requirement and to file supporting information with the PSC of DC. Pursuant to that order, Washington Gas filed new rates that reflect a $5.4 million annual revenue reduction. These lower rates went into effect for service rendered on or after April 9, 2003. In this order, the PSC of DC also reaffirmed its previous ruling that rejected retroactive refunds of asset management revenues collected by Washington Gas in the past and approved the regulated utility’s proposal to share with customers, fifty percent of such future revenues.

On February 7, 2003, Washington Gas filed a new rate case requesting approval by the PSC of DC for an annual revenue requirement of $214.2 million. Based on the level of rates that were in effect at the time of this February 2003 filing, Washington Gas would need to increase its annual revenues by $14.1 million. The application seeks a return on common equity of 12.25 percent and an overall rate of return of 9.25 percent. After considering the effect of the March 28th base rate reduction from the PSC of DC discussed in the prior paragraph, the necessary level of the increase in annual revenues needed to earn the requested rate of return will increase to approximately $19.3 million. Total annual revenues needed to earn the requested rate of return will remain at approximately $214.2 million. This proposed rate plan also includes an Incentive Rate Plan similar to the one proposed in the March 31, Maryland filing discussed above. There is no statutory time requirements for a ruling on the rate request in the District of Columbia, however, Washington Gas requested the PSC of DC to take action on the request within a nine-month period from the February filing date. The PSC of DC held the Pre-hearing Conference in this case on April 10, 2003 to consider interventions and appearances of interested parties, the procedural schedule in the case and proposals for issues to be resolved in this case. Pursuant to the Commission’s rulings during the Pre-hearing Conference, the Company will file on or before April 23, 2003, revised pages of testimony and exhibits reflecting the impact of the Commission’s March 28, 2003, decision in the previous rate case as well as a narrowed, consolidated list of designated issues that establish the scope of the proceeding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc. and Washington Gas Light Company (Registrants)

Date	April 14, 2003	/s/ Mark P. O’Flynn Mark P. O’Flynn Controller (Principal Accounting Officer)